EXHIBIT 10.3

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release is made and entered into by and between Robert Paltridge (“Releasor”) and Integra LifeSciences Corporation (“the Company”).

WHEREAS, the Company has decided to terminate Releasor’s employment relationship by way of Releasor’s termination from employment effective July 7, 2014; and

WHEREAS, Releasor and the Company wish to enter into this Agreement and General Release which settles fully and finally any and all differences and matters between them.

IT IS HEREBY AGREED by and between Releasor and the Company as follows:

1.Releasor, for and in consideration of the Company’s undertakings set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and its parent, subsidiary and affiliated entities, its and their respective officers, directors, employees and agents, and its and their predecessors, successors and assigns, heirs, executors and administrators, of and from any and all manner of legally waivable actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which Releasor ever had, now has, or hereafter may have, or which Releasor’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of the world to the effective date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Releasor’s employment relationship and the termination of Releasor’s employment relationship with the Company, including any claims which Releasor may have under federal, state or local laws, rules and regulations, including but not limited to, the New Jersey Law Against Discrimination (NJSA 10:5-1 et seq.); New Jersey Conscientious Employee Protection Act (NJSA 34:19-1 et seq.); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Fair Labor Standards Act, the New Jersey Wage and Hour Laws, claims under any other federal, state or local anti-discrimination law, whistle-blowing law, family and/or medical leave law and wage and hour law, claims for wages, commissions, bonuses or incentive compensation, any state or federal common law contract or tort claims now existing or hereafter recognized, including but not limited to breach of contract, promissory estoppel, equitable estoppel, misrepresentation or wrongful discharge, and all claims for counsel fees and costs.

2.In full consideration of Releasor’s signing this Agreement, and Releasor’s agreement to be bound by its terms, the Company will:

(a)pay to Releasor, in total, the gross sum of Seven-Hundred Fifty Thousand Dollars ($ 750,000.00), less all payroll withholding taxes and other deductions required by law, in a lump sum payment made within thirty (30) days of Releasor’s execution and return of this Agreement;

(b)if Releasor properly and timely elects to continue healthcare coverage (medical, dental and vision) under the health insurance plan in accordance with the continuation requirements of Consolidated Omnibus Budget Reconciliation Act (COBRA), Releasor shall pay only his current active monthly premium rate for up to the period of his first eighteen (18) months of COBRA coverage with Company subsidizing the difference between Releasor’s current monthly premium rate and Releasor’s monthly COBRA premium for that eighteen (18) month period. Thereafter, Releasor shall be entitled to continue such COBRA coverage for the remainder of the COBRA period, at Releasor’s own expense, at applicable COBRA rates, and subject to relevant law. Company’s obligations in this Paragraph 2(b) shall cease immediately upon Releasor accepting subsequent employment that includes access to health care coverage within the eighteen (18) month period set forth in this Paragraph 2(b); and,

(c)in response to inquiries from prospective employers, state only Releasor’s dates of employment, the positions held and that the position was eliminated. Releasor will direct all such inquiries to Laura Rosa, Head of Human Resources Service Delivery or a successor in that capacity.

3.It is expressly agreed and understood that neither the Company nor its affiliated entities has, or will have, any obligation to provide Releasor at any time in the future with any payments, benefits or considerations other than those recited in Paragraph 2 above, except for any claims for vested benefits (including, without limitation, payment for unused PTO) under the terms of any of the Company’s employee benefit plans.

4.Releasor agrees and acknowledges that the agreement by the Company described herein is not and shall not be construed to be an admission of any violation of any federal, state or local law, rule or regulation, or of any legal obligation or duty owed by the Company to Releasor and that this Agreement is made voluntarily to provide an amicable conclusion of Releasor’s employment relationship with the Company.

5.Releasor hereby agrees and acknowledges that Releasor’s employment relationship with the Company is being permanently and irrevocably severed and that the Company does not have any obligation, contractual or otherwise, to hire, rehire or re-employ Releasor in the future.

6.Releasor will make himself available and will cooperate in any reasonable manner even after leaving employment and will provide assistance to the Company in concluding any matters which may arise in the future which may relate to Releasor’s employment with the Company, provided that such cooperation and assistance shall not unreasonably interfere with any subsequent employment obtained by Releasor.

7.For and in consideration of the Company’s undertakings set forth herein, Releasor agrees not to directly or indirectly use or disclose any technical data, trade secrets, know-how, research, product or business plans, formulae, processes, products, services, projects, proposals, customer lists and customers (including, but not limited to, customers of the Company on whom he called or with whom he become acquainted during the term of his employment), markets, software, developments, Inventions (as defined in Paragraph 8 below), processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information created by Releasor during his employment with the Company or disclosed to him by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property (collectively, “Confidential Information”), for the benefit of anyone other than the Company, either during or after the term of his employment with the Company, without written authorization of the CEO of the Company or his designee.

8.For and in consideration of the Company’s undertakings set forth herein, Releasor will promptly make full written disclosure to the Company (or any persons designated by it), will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, without further compensation, all of his right, title, and interest in and to any and all inventions, original works of authorship, discoveries, design improvements, processes, trade secrets, trade know-how and all other intellectual property, whether or not patentable or registrable under patent, copyright or similar laws, and any and all rights and benefits resulting therefrom, that (a) relate to medical devices, life sciences, health care or related fields and the business of the Company or any other company or person with which the Company is doing business or that relate to experimental work that the Company is doing or (b) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Inventions”), which Releasor solely or jointly conceived of, developed or reduced to practice during his employment with the Company. All such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns. Releasor further acknowledge that all original works of authorship which were made by Releasor (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Releasor shall assist Company, at Company’s sole expense, to obtain patents, copyrights or trademarks, as the case may be, on all such Inventions deemed patentable, copyrightable or trademarkable by Company and shall execute all documents and do all things necessary to obtain letters patent, copyrights and trademarks, vest in the Company full and exclusive title thereto, and protect the same against infringement by others.

9.For and in consideration of the Company’s undertakings set forth herein, Releasor agrees that he shall not for a period of twelve (12) months immediately following the termination of his employment with the Company for any reason (whether voluntarily or involuntarily), either directly or indirectly, on his own behalf or in the service or on behalf of others:

(a)    whether alone or as a partner, officer, director, consultant, agent, employee, contractor, or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity conducted or operated in the United States, Canada and internationally which is or may be competitive with, or render services to any firm or business organization which competes or which plans to compete with, the Company in the products or services being published, manufactured, marketed, distributed, planned in writing or developed by the Company at the time of termination of such employment relating to the extremity reconstruction, burn or wound care markets. Notwithstanding the foregoing, the Releasor may own shares of companies whose securities are publicly traded, so long as ownership of such securities does not constitute more than five percent (5%) of the outstanding securities of any such company. Further, nothing set forth in this paragraph 9(a) shall prohibit Releasor from becoming an employee or agent of, or consultant to, any entity that competes with the Company in the extremity reconstruction, burn or wound care markets so long as Releasor does not engage in any competitive activities in any capacity for said entity;

(b)    entice or induce any customer, vendor, distributor, OEM manufacturer or employee of the Company to become a client, customer, OEM, distributor or reseller of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or competitive with products and/or services then sold or under development by the Company, or to cease doing business with the Company, and Releasor shall not contact or approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(c)    solicit, recruit or hire (or attempt to solicit, recruit or hire) any employee of the Company (whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or at-will) to terminate such person's employment with the Company, work for a third party other than the Company, work in self-employment or as an independent contractor, or engage in any activity that would cause any such employee to violate any agreement with the Company.

The parties recognize that the Company shall be deemed to compete in the United States, Canada and internationally in those segments of the medical devices industry relating to the extremity reconstruction, burn or wound care markets in which the Company shall be engaged in business as of the date of this Agreement, and the Releasor agrees that he shall not engage in any of the activities proscribed in this Paragraph 9 in such segments in the United States, Canada and internationally for the time periods set forth in this Paragraph 9. If the Releasor violates or is in breach of any provision of this Paragraph 9, then the provisions of the restrictive covenant he breaches shall be applicable to him for an additional period of time equal to the amount of time remaining on the restrictive covenant at the time of breach.

10.Releasor hereby certifies that Releasor has read the terms of the Agreement and General Release, that the Company hereby advises Releasor to consult with an attorney of Releasor’s own choice prior to executing this Agreement, that Releasor has had an opportunity to do so and that Releasor understands this Agreement’s terms and effects. Releasor acknowledges, further, that Releasor is executing this Agreement and General Release of Releasor’s own volition, with full understanding of its terms and effects and with the intention of releasing all employment claims recited herein in exchange, among other commitments made by Releasor, for the consideration described herein, which Releasor acknowledges is adequate and satisfactory. Releasor certifies that neither the Company nor any of its agents, representatives, or attorneys has made any representations to Releasor concerning the terms or effects of this Agreement and General Release other than those contained herein.

11.Releasor acknowledges that Releasor has been informed that Releasor has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into the Agreement. Releasor also understands that Releasor has the right to revoke this Agreement for a period of seven (7) days following Releasor’s execution of the Agreement by giving written notice to the Company, within said seven (7) day period, in care of Padma Thiruvengadam, Corporate Vice President and Chief Human Resources Officer, or her successor in that capacity, at the following address: Integra LifeSciences Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536. This Agreement shall be effective upon expiration of said seven (7) day period. If Releasor exercises Releasor’s right to revoke this agreement, this Agreement shall be null and void.

12.Releasor further agrees, covenants and promises that Releasor will not communicate or disclose the terms of this Agreement and General Release, as described herein, to any persons with the exception of members of Releasor’s immediate family, Releasor’s attorney, and Releasor’s accountant, all of whom shall be advised of the confidentiality requirements of this Agreement and who must agree to be bound by this provision as a condition of such disclosure. Notwithstanding anything set forth in this Agreement to the contrary, if a court of competent jurisdiction determines that Releasor (or anyone to whom he makes a disclosure to pursuant to Paragraph 12 of this AGREEMENT) breaches the terms of this Paragraph, the Company shall be entitled to recover all damages, expenses, costs and fees determined by the court as a result of said breach. Company, in addition to any other rights it may have at law or in equity, shall have the right to seek enforcement of this Agreement in an action at law or in equity and the Company shall have the right to recover its legal fees, costs and expenses in such action to enforce this Agreement, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of this Agreement.

13.Releasor shall not engage in any communications that disparage the Company and/or its directors, officers, or employees or interfere with its existing or prospective business relationships. The Company shall not authorize or condone any communications made by any of its directors or officers that disparage Releasor or interfere with his existing or prospective employment or business relationships.

14.Releasor represents that Releasor has returned all material and property in Releasor’s possession that belongs to the Company including, but not limited to Confidential Information, keys and any other material or equipment belonging to the Company. Company will arrange to port the telephone number associated with Releasor’s work cell phone to Releasor for his future personal use.

15.This Agreement shall be governed by, construed and enforced under the laws of the State of New Jersey (without regard to conflict of laws principles) and any dispute pertaining to this Agreement shall be brought only in, and Releasor and

Company agree to subject themselves to the personal jurisdiction of, the Superior Court of New Jersey, Mercer County or the United States District Court for the District of New Jersey, Trenton Vicinage (to the extent that subject matter jurisdiction exists). Company shall be entitled to seek injunctive relief in accordance with applicable law for breaches (including anticipated breaches) of this Agreement.

16.Any dispute arising out of this Agreement or any dispute between the parties to this Agreement on any subject matter shall be tried without a jury. The parties recognize that with this provision they are expressly and voluntarily waiving their respective rights to a jury trial and do so in order to resolve any future disputes in a more efficient and cost-effective manner.

17.Releasor and Company shall each bear his and its own costs including attorneys’ fees incurred in connection with this Agreement.

18.This Agreement supersedes and voids all previous agreements, policies and practices between Releasor and Company, whether written or oral, including, but not limited to, any severance offer made prior to the date Releasor signs this Agreement other than as set forth in this Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter contained herein and may be modified solely by a writing executed by the individual then holding the office of CEO of the Company or his designee and Releasor.

    IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the foregoing Agreement.

Integra LifeSciences Corporation

By:    /s/ Padma Thiruvengadam
Padma Thiruvengadam, Corporate Vice President and Chief Human Resources Officer

Effective Date: July 7, 2014

Releasor

By:    /s/ Robert Paltridge
Robert Paltridge

Effective Date: July 7, 2014